Exhibit 10.157

Mr. Martin D. Brew

6838 South Bluff Court

Gainesville, GA 30506

Via EMAIL: martybrew@bellsouth.net

RE: Senior Vice President, Chief Financial Officer and Treasurer of AdCare Health Systems, Inc.

Dear Marty,

I am pleased to offer you the position of Senior Vice President, Chief Financial Officer and Treasurer of AdCare Health Systems, Inc. As we discussed, initially when you join us effective May 17, 2011 you will have the title of Senior Vice President; when the Board of Directors next convenes on June 3, 2011 you will be elected to the additional positions of Chief Financial Officer and Treasurer.

Set forth below are the some of the specifics of our offer and AdCare’s policies as they pertain to executive employees:

1.             You will be paid an annual salary of $175,000. You will be eligible for an increase in salary of $25,000 or more no later than your first employment anniversary based on your work performance.

2.             You will be eligible to participate in an incentive compensation program with a target of 75% of your base annual salary (i.e. $131,000 for 2011) with specified goals that will be the same as set for the CEO. Any incentive compensation awarded will be prorated during your first year of service and will be subject to all provisions of AdCare’s incentive compensation program.

3.             You will receive an initial grant of 50,000 stock options vesting over three years and eligible for future grants under AdCare’s Option Plan detailed in the current proxy to be voted on at the AdCare annual meeting on June 3, 2011 or warrants with similar features should AdCare’s shareholders not approve the Option Plan.

4.             You will be eligible to participate in AdCare’s executive expense allowance program and will be reimbursed $15,000 on an annual basis for expenses incurred in connection with performing duties for the Company.

5.             You will be eligible to participate in all benefit programs made available to AdCare employees including, but not limited to health care, vacation, flexible spending accounts, 401(k) plan, etc. With respect to health care coverage, the Company will at its option either waive the waiting period required under its plan, or subsidize you under your COBRA plan such that your out- of-pocket expense does not exceed the employee payment required under our health care plan.

6.             Your employment will be “at will”, so that you may resign, or AdCare may terminate your employment at any time and for any reason whatsoever. If your employment is terminated by AdCare without cause during the first six months of your employment you will receive salary continuation for 3 months. If your employment is terminated by AdCare without cause during the second six months of your employment you will receive salary continuation for 6 months. If your employment is terminated by AdCare without cause after your first employment anniversary you will receive salary continuation for 12 months. If you are terminated by AdCare or an acquiring company due to a change in control event, you will receive salary continuation for two times these amounts (i.e.: if you are terminated without cause in connection with a change of control event during your first six months of service the salary continuation will be for six months). Salary continuation will be paid at the rate of your annual

Employment Offer

May 15, 2011

salary on the date of the without cause or change in control termination. You will be eligible for a formal employment contract that will further codify these arrangements on your first anniversary of employment.

7.           The Company will indemnify you for your actions and omissions associated with the performance of your responsibilities as Chief Financial Officer (not to include gross negligence or willful misconduct).  Additionally, you will be a covered officer under AdCare’s Director’s & Officer’s Insurance Policy a copy of which has been provided to you. Adcare agrees to continue to secure Director’s & Officer’s insurance coverage.

8.             You will report to AdCare’s President and Chief Executive Officer and will be located in AdCare’s Buckhead Office.

9.             You will be expected to execute AdCare’s Non-Competition Agreement as a condition of employment.

10.           You will be expected to cooperate and comply with all of AdCare’s background check and other pre and post employment policies and procedures.

If you have any questions or comments regarding any of the matters addressed in this letter, please feel free to contact me. If you accept AdCare’s employment offer and agree to the terms contained herein, please execute in the space provided below and email back a pdf countersigned copy to me at the e-address below. If we do not receive your acceptance before 5:00p.m., May 16, 2011 this offer will be rescinded.

We very much look forward to you joining the AdCare team and I personally look forward to a successful working relationship.

Sincerely,

/s/ Boyd P. Gentry
Boyd P. Gentry
Co-Chief Executive Officer
AdCare Health Services, Inc.
5057 Troy Road
Springfield, Ohio 45502
bpg@adcarehealth.com
404.394.6596

ACKNOWLEDGED AND AGREED:

/s/ Martin D. Brew
Martin D. Brew

cc:	Dave Tenwick
Lynn Dombrosky